UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1) OF

THE SECURITIES EXCHANGE ACT OF 1934

SERENA SOFTWARE, INC.

(Name of Subject Company (Issuer) and Name of Filing Person (Offeror))

Options to Purchase Common Stock, Par Value $0.001 Per Share

(Title of Class of Securities)

Not Applicable

(CUSIP Number of Class of Securities)

Mark E. Woodward

President and Chief Executive Officer

Serena Software, Inc.

2755 Campus Drive, 3rd Floor

San Mateo, California 94403

(650) 522-6600

(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of filing persons)

Copies to:

Larry W. Sonsini, Esq. John Fore, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94303 Tel: (650) 493-9300	Richard Capelouto, Esq. Simpson Thacher & Bartlett LLP 3330 Hillview Avenue Palo Alto, CA 94304 Tel: (650) 251-5000

CALCULATION OF FILING FEE

Transaction Valuation	Amount of Filing Fee
$9,431,325*	$1,010.00*

*	Calculated solely for the purpose of estimating the filing fee. This amount is based upon the aggregate purchase price payable for options to purchase shares of Common Stock being solicited in this offer.

☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

Form or Registration No.:

Filing Party:

Date Filed:

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing fee is a final amendment reporting the results of the tender offer:  ☐

SCHEDULE TO

Serena Software, Inc., a Delaware corporation (“Serena”), is filing this Tender Offer Statement on Schedule TO under Section 13(e) of the Securities Exchange Act of 1934, as amended, (the “Statement”), in connection with its offer to purchase outstanding options to purchase shares of its Common Stock, par value $0.001 per share, on the terms and subject to the conditions described in the Offer to Purchase from Eligible Employees All Outstanding Eligible Options to Purchase Common Stock for Cash dated February 2, 2006, and related attachments thereto (the “Offer to Purchase”). The Offer to Purchase attached hereto as Exhibit (a)(1)(A), the Election Form attached hereto as Exhibit (a)(1)(B), the Withdrawal Form attached hereto as Exhibit (a)(1)(C) and the Letter to Eligible Employees attached hereto as Exhibit (a)(1)(D), each of which may be amended or supplemented from time to time, together and with all schedules and annexes thereto, constitute the “Offer.”

This Offer is being made in connection with the proposed merger (the “Merger”) of Spyglass Merger Corp., a Delaware corporation, with and into Serena, pursuant to that Agreement and Plan of Merger, dated as of November 11, 2005, by and between the Company and Spyglass Merger Corp. (as may be amended from time to time, the “Merger Agreement”), attached hereto as Exhibit (d)(5). The Merger and the Merger Agreement are described in Serena’s definitive Proxy Schedule on Schedule 14A filed with the Securities and Exchange Commission on February 2, 2006 (the “Proxy Statement”), attached hereto as Exhibit (d)(4).

The information in the Offer is expressly incorporated in this Statement by reference in response to all of the items of this Statement, except as otherwise provided.

Item 1. Summary Term Sheet.

The information set forth under “Summary Term Sheet” in the Offer to Purchase is incorporated herein by reference.

Item 2. Subject Company Information.

(a) The name of the issuer is Serena Software, Inc., a Delaware corporation, and the address of its principal executive office is 2755 Campus Drive, 3rd Floor, San Mateo, California 94403. Serena’s telephone number is (650) 522-6600. The information set forth in the Offer to Purchase under the section entitled “The Offer—10. Information Concerning Serena” is incorporated herein by reference.

(b) The information set forth in the Offer to Purchase under the section entitled “The Offer—1. General” is incorporated herein by reference.

(c) The information set forth in the Offer to Purchase under the section entitled “The Offer—8. Price Range of Serena Common Stock Underlying the Eligible Options” is incorporated herein by reference.

Item 3. Identity and Background of Filing Person.

(a) Serena is the filing person and the subject company. The information set forth under Item 2(a) above is incorporated herein by reference. The information set forth in the Offer to Purchase under the Section entitled “The Offer—11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options” is incorporated herein by reference.

Item 4. Terms of the Transaction.

(a) The information set forth in the Offer to Purchase under the sections entitled “Summary Term Sheet,” “Risks Related to this Offer” and “The Offer” and in Appendices A through N attached to the Offer to Purchase is incorporated herein by reference.

(b) The information set forth under the section entitled “The Offer—11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options” is incorporated herein by reference.

Item 5. Past Contacts, Transactions, Negotiations and Arrangements.

(e) The information set forth in the Offer to Purchase under the section entitled “The Offer—11. Interests of Directors and Officers; Transactions and Arrangements about the Options” is incorporated herein by reference. The information in the Proxy Statement under the sections entitled “Summary Term Sheet,” “Questions and Answers About the Merger and the Special Meeting,” “Special Factors—Background of the Merger,” “Special Factors—Certain Effects of the Merger,” “Special Factors—Effect of the Merger on the Company’s Convertible Subordinated Notes,” “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger,” “Special Factors—Financing of the Merger,” “The Merger Agreement,” “Other Agreements—Sponsor Guarantee,” “Other Agreements—Contribution and Voting Agreement,” “Other Agreements—Stockholders Agreement,” “Other Agreements—Management Agreements,” and “Other Agreements—Non-Disclosure Agreements,” and Annexes A, C, D and E attached to the Proxy Statement are incorporated herein by reference.

Item 6. Purposes of the Transaction and Plans or Proposals.

(a) The information set forth in the Offer to Purchase under the sections entitled “Summary Term Sheet” and “The Offer—3. Purpose of this Offer; Plans” is incorporated herein by reference.

(b) The information set forth in the Offer to Purchase under the sections entitled “Summary Term Sheet” and “The Offer—12. Status of Eligible Options Cancelled by us in this Offer; Accounting Consequences of this Offer” is incorporated herein by reference. The information in the Proxy Statement under the sections entitled “Summary Term Sheet,” “Questions and Answers About the Merger and the Special Meeting,” “Special Factors—Purposes and Structure of the Merger,” “Special Factors—Certain Effects of the Merger,” “The Merger Agreement—Treatment of Stock and Options,” and Annex A attached to the Proxy Statement are incorporated herein by reference.

(c) The information set forth in the Offer to Purchase under the sections entitled “Summary Term Sheet” and “The Offer—3. Purpose of this Offer; Plans” is incorporated herein by reference. The information in the Proxy Statement under the sections entitled “Summary Term Sheet,” “Questions and Answers About the Merger and the Special Meeting,” “Special Factors—Purposes and Structure of the Merger,” “Special Factors—Certain Effects of the Merger,” “Special Factors—Effect of the Merger on the Company’s Convertible Subordinated Notes,” “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger,” “Special Factors—Financing of the Merger,” “The Merger Agreement,” “Other Agreements—Contribution and Voting Agreement,” “Other Agreements—Stockholders Agreement,” “Other Agreements—Management Agreements,” and “Related Party Transactions,” and Annexes A, D and E attached to the Proxy Statement are incorporated herein by reference.

Item 7. Source and Amount of Funds or Other Consideration.

(a) The information set forth in the Offer to Purchase under the section entitled “The Offer—9. Source and Amount of Consideration” is incorporated herein by reference. The information in the Proxy Statement under the sections entitled “Summary Term Sheet,” “Special Factors—Financing of the Merger,” “The Merger Agreement—Financing,” and “Other Agreements—Contribution and Voting Agreement,” and Annex D attached to the Proxy Statement are incorporated herein by reference.

(b) The information set forth in the Offer to Purchase under the sections entitled “The Offer—7. Conditions of this Offer” and “The Offer—9. Sources and Amount of Funds” is incorporated herein by reference. The information in the Proxy Statement under the sections entitled “Summary Term Sheet,” “Special Factors—Financing of the Merger,” “The Merger Agreement—Financing,” “The Merger Agreement—Condition to the Merger,” and “Other Agreements—Contribution and Voting Agreement,” and Annexes A and D attached to the Proxy Statement are incorporated herein by reference.

(d) The information set forth under Item 7(b) above is incorporated herein by reference.

Item 8. Interest in Securities of the Subject Company.

(a) The information set forth in the Offer to Purchase under the section entitled “The Offer—11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options” is incorporated herein by reference.

(b) The information set forth in the Offer to Purchase under the section entitled “The Offer—11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options” is incorporated herein by reference.

Item 9. Person/Assets, Retained, Employed, Compensated or Used.

(a) Not applicable.

Item 10. Financial Statements.

(a) The information set forth in the Offer to Purchase under the section entitled “The Offer—18. Financial Information” is incorporated herein by reference.

(b) Not Applicable.

Item 11. Additional Information.

(a) The information set forth in the Offer to Purchase under the section entitled “The Offer—13. Legal Matters; Regulatory Approvals” is incorporated herein by reference. The information set forth in the Proxy Statement under the section entitled “Special Factors—Regulatory Approvals” and “Special Factors—Litigation Related to the Merger” is incorporated herein by reference.

(b) Not applicable.

Item 12. Exhibits.

Exhibit Number		Description
(a	)(1)(A)	Offer to Purchase from Eligible Employees All Outstanding Eligible Options to Purchase Common Stock for Cash, dated February 2, 2006

(a	)(1)(B)	Election Form

(a	)(1)(C)	Withdrawal Form

(a	)(1)(D)	Letter to Eligible Employees, dated February 2, 2006

(a	)(1)(E)	Form of Confirmation E-Mails

(a	)(1)(F)	Form of Reminder E-Mails

(a	)(2)	Not applicable

(a	)(3)	Not applicable

(a	)(4)	Not applicable

(a	)(5)	Not applicable

(b	)	Project Spyglass—Credit Facilities Commitment Letter, dated November 11, 2005, among Lehman Brothers Inc.; Lehman Commercial Paper Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Merrill Lynch Capital Corporation; UBS Securities LLC; UBS Loan Finance LLC; and Spyglass Merger Corp., incorporated herein by reference to Exhibit (b)(1) of the Rule 13E-3 Transaction Statement on Schedule 13E-3, filed by Serena with the Securities and Exchange Commission on December 2, 2005

(d	)(1)	Serena Software, Inc. Amended and Restated 1997 Stock Option and Incentive Plan, incorporated herein by reference to Exhibit 10.2A of Serena’s Registration Statement on Form S-1 (Registration No. 33367761), declared effective by the Securities and Exchange Commission on February 11, 1999.

(d	)(2)	Intersolv Inc. 1992 Stock Option Plan, incorporated herein by reference to Exhibit 99.4 of Serena’s Registration Statement of Form S-8 (Registration No. 333115775), filed with the Securities and Exchange Commission on May 25, 2004.

(d	)(3)	Intersolv Inc. 1997 Employee Stock Option Plan, incorporated herein by reference to Exhibit 99.5 of Serena’s Registration Statement of Form S-8 (Registration No. 333115775), filed with the Securities and Exchange Commission on May 25, 2004.

(d	)(4)	Definitive Proxy Statement on Schedule 14A, incorporated herein by reference, filed with the Securities and Exchange Commission on February 2, 2006

(d	)(5)	Agreement and Plan of Merger, dated as of November 11, 2005, between Serena Software, Inc. and Spyglass Merger Corp., incorporated herein by reference to Annex A to the Proxy Statement

(d	)(6)	Sponsor Guarantee, dated as of November 11, 2005, between Silver Lake Partners II, L.P. and Serena Software, Inc., incorporated herein by reference to Annex C to the Proxy Statement

(d	)(7)	Contribution and Voting Agreement, dated as of November 11, 2005, among Silver Lake Partners II, L.P., Silver Lake Technology Investors II, L.L.C., Douglas D. Troxel, as Trustee of the Douglas D. Troxel Living Trust, Douglas D. Troxel in his individual capacity and Spyglass Merger Corp., incorporated herein by reference to Annex D to the Proxy Statement

(d	)(8)	Form of Stockholders Agreement to be entered into among Silver Lake Partners II, L.P., Silver Lake Technology Investors II, L.L.C., Douglas D. Troxel, as Trustee of the Douglas D. Troxel Living Trust, Douglas D. Troxel in his individual capacity and Spyglass Merger Corp., incorporated herein by reference to Annex E to the Proxy Statement

Exhibit Number		Description

(d	)(9)	Letter Agreement, dated November 11, 2005, between Spyglass Merger Corp. and Mark E. Woodward, incorporated herein by reference to Exhibit 8 of the Schedule 13D filed on November 21, 2005 by Silver Lake Partners II, L.P., Spyglass Merger Corp. and Silver Lake Technology Investors II, L.L.C.

(d	)(10)	Letter Agreement, dated November 11, 2005, between Spyglass Merger Corp. and Robert I. Pender Jr., incorporated herein by reference to Exhibit 9 of the Schedule 13D filed on November 21, 2005 by Silver Lake Partners II, L.P., Spyglass Merger Corp. and Silver Lake Technology Investors II, L.L.C.
(d	)(11)	Management Agreement, dated as of November 11, 2005, between Spyglass Merger Corp. and Silver Lake Management Company, L.L.C. (incorporated by reference to Exhibit 11 of the Schedule 13D filed on November 21, 2005 by Silver Lake Partners II, L.P., Spyglass Merger Corp. and Silver Lake Technology Investors II, L.L.C.)

(d	)(12)	Non-Disclosure Agreement, dated June 24, 2005, between Serena Software, Inc. and Silver Lake Management Company, L.L.C. (incorporated by reference to Exhibit 10 of the Schedule 13D filed on November 21, 2005 by Silver Lake Partners II, L.P., Spyglass Merger Corp. and Silver Lake Technology Investors II, L.L.C.)

(g	)	Not applicable

(h	)	Not applicable

Item 13. Information Required by Schedule 13e-3.

(a) Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SERENA SOFTWARE, INC.

/s/ ROBERT I. PENDER, JR.
Robert I. Pender, Jr. Senior Vice President, Finance and Administration, Chief Financial Officer and Director

Date: February 2, 2006

INDEX TO EXHIBITS

Exhibit Number		Description
(a	)(1)(A)	Offer to Purchase from Eligible Employees All Outstanding Eligible Options to Purchase Common Stock for Cash, dated February 2, 2006

(a	)(1)(B)	Election Form

(a	)(1)(C)	Withdrawal Form

(a	)(1)(D)	Letter to Eligible Employees, dated February 2, 2006

(a	)(1)(E)	Form of Confirmation E-Mails

(a	)(1)(F)	Form of Reminder E-Mails

(a	)(2)	Not applicable

(a	)(3)	Not applicable

(a	)(4)	Not applicable

(a	)(5)	Not applicable

(b	)	Project Spyglass—Credit Facilities Commitment Letter, dated November 11, 2005, among Lehman Brothers Inc.; Lehman Commercial Paper Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Merrill Lynch Capital Corporation; UBS Securities LLC; UBS Loan Finance LLC; and Spyglass Merger Corp., incorporated herein by reference to Exhibit (b)(1) of the Rule 13E-3 Transaction Statement on Schedule 13E-3, filed by Serena with the Securities and Exchange Commission on December 2, 2005

(d	)(1)	Serena Software, Inc. Amended and Restated 1997 Stock Option and Incentive Plan, incorporated herein by reference to Exhibit 10.2A of Serena’s Registration Statement on Form S-1 (Registration No. 33367761), declared effective by the Securities and Exchange Commission on February 11, 1999.

(d	)(2)	Intersolv Inc. 1992 Stock Option Plan, incorporated herein by reference to Exhibit 99.4 of Serena’s Registration Statement of Form S-8 (Registration No. 333115775), filed with the Securities and Exchange Commission on May 25, 2004.

(d	)(3)	Intersolv Inc. 1997 Employee Stock Option Plan, incorporated herein by reference to Exhibit 99.5 of Serena’s Registration Statement of Form S-8 (Registration No. 333115775), filed with the Securities and Exchange Commission on May 25, 2004.

(d	)(4)	Definitive Proxy Statement on Schedule 14A, incorporated herein by reference, filed with the Securities and Exchange Commission on February 2, 2006

(d	)(5)	Agreement and Plan of Merger, dated as of November 11, 2005, between Serena Software, Inc. and Spyglass Merger Corp., incorporated herein by reference to Annex A to the Proxy Statement

(d	)(6)	Sponsor Guarantee, dated as of November 11, 2005, between Silver Lake Partners II, L.P. and Serena Software, Inc., incorporated herein by reference to Annex C to the Proxy Statement

(d	)(7)	Contribution and Voting Agreement, dated as of November 11, 2005, among Silver Lake Partners II, L.P., Silver Lake Technology Investors II, L.L.C., Douglas D. Troxel, as Trustee of the Douglas D. Troxel Living Trust, Douglas D. Troxel in his individual capacity and Spyglass Merger Corp., incorporated herein by reference to Annex D to the Proxy Statement

(d	)(8)	Form of Stockholders Agreement to be entered into among Silver Lake Partners II, L.P., Silver Lake Technology Investors II, L.L.C., Douglas D. Troxel, as Trustee of the Douglas D. Troxel Living Trust, Douglas D. Troxel in his individual capacity and Spyglass Merger Corp., incorporated herein by reference to Annex E to the Proxy Statement

Exhibit Number		Description
(d	)(9)	Letter Agreement, dated November 11, 2005, between Spyglass Merger Corp. and Mark E. Woodward, incorporated herein by reference to Exhibit 8 of the Schedule 13D filed on November 21, 2005 by Silver Lake Partners II, L.P., Spyglass Merger Corp. and Silver Lake Technology Investors II, L.L.C.

(d	)(10)	Letter Agreement, dated November 11, 2005, between Spyglass Merger Corp. and Robert I. Pender Jr., incorporated herein by reference to Exhibit 9 of the Schedule 13D filed on November 21, 2005 by Silver Lake Partners II, L.P., Spyglass Merger Corp. and Silver Lake Technology Investors II, L.L.C.

(d	)(11)	Management Agreement, dated as of November 11, 2005, between Spyglass Merger Corp. and Silver Lake Management Company, L.L.C. (incorporated by reference to Exhibit 11 of the Schedule 13D filed on November 21, 2005 by Silver Lake Partners II, L.P., Spyglass Merger Corp. and Silver Lake Technology Investors II, L.L.C.)

(d	)(12)	Non-Disclosure Agreement, dated June 24, 2005, between Serena Software, Inc. and Silver Lake Management Company, L.L.C. (incorporated by reference to Exhibit 10 of the Schedule 13D filed on November 21, 2005 by Silver Lake Partners II, L.P., Spyglass Merger Corp. and Silver Lake Technology Investors II, L.L.C.)

(g	)	Not applicable

(h	)	Not applicable

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